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                                                                       Exhibit 3
                                                                       ---------

                                OPTION AGREEMENT


     THIS OPTION AGREEMENT, dated as of May 12, 1997, by and between F. PHILIP HANDY, a resident of the State of Florida ("Handy"), ALPHABET PARTNERS, an Illinois general partnership ("Alphabet") and ZFT PARTNERSHIP, an Illinois general partnership ("ZFT").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Alphabet, ZFT and HHS PARTNERSHIP, a Florida general partnership of which Handy is a partner, constitute all of the members of Chart House Investors, LLC, a Delaware limited liability company ("CHI");

     WHEREAS, pursuant to a Stock Purchase and Sale Agreement dated as of March 10, 1997 (the "Stock Purchase Agreement"), CHI has purchased certain shares of common stock (the "Common Stock") of Chart House Enterprises, Inc. ("Chart House") and has agreed to purchase certain additional shares of Common Stock, subject to the satisfaction of certain conditions;

     WHEREAS, Handy desires to acquire an option to purchase a portion of the membership interests of Alphabet and ZFT in CHI; and

     WHEREAS, Alphabet and ZFT are willing to grant to Handy an option to purchase a portion of the membership interests of Alphabet and ZFT in CHI, upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Option to Purchase Membership Interests.
        ---------------------------------------

        (a) Alphabet and ZFT hereby grant to Handy the option to purchase (the "Option") up to 5% of the membership interests in CHI held by Alphabet and ZFT as of the date of this Option Agreement (the "Interests"), in increments of 1% of such membership interests. Such purchases may be made on more than one occasion, provided that Alphabet and ZFT shall not be obligated to sell to Handy (i) less than 1% of such membership interests in CHI on any occasion, or
(ii) more than 5% of such membership interests in CHI, in the aggregate.

        (b) The purchase price upon an exercise of the Option shall be equal to the "Price Per Share" (as defined below), multiplied by the number of shares of Common Stock then held by CHI, multiplied by 96.224%, multiplied by the percentage of the membership interests in CHI that Handy is then purchasing upon exercise of the Option.

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        (c) Initially, the "Price Per Share" shall be $5.75, provided that such price shall be increased at the rate of 6% per annum, compounded annually, for the period which shall have elapsed from March 11, 1997 to the date of the respective Closing (as defined below); and further provided that such price shall be subject to adjustment as set forth in subsection (d) below.

        (d) If at any time the Common Stock shall be subdivided (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, the Per Share Price in effect immediately prior to such subdivision will be proportionately reduced. If at any time the Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Per Share Price in effect immediately prior to such combination will be proportionately increased.

        (e) Alphabet and ZFT may determine among themselves the allocation of Interests to be transferred by Alphabet and/or ZFT to Handy upon exercise of the Option. Payment of the purchase price shall be made to the party or party transferring the Interests, in proportion to the relative amount of the Interests transferred.

        (f) The Option shall expire and be of no further force and effect 30 days after written notice by Alphabet or ZFT to Handy of the intention of Alphabet and ZFT to dispose of all or any substantial part of the Interests. The date of such expiration is hereinafter referred to as the "Expiration Date."

        (g) The Option may be exercised by Handy at any time and from time to time after the Additional Closing, as defined in the Stock Purchase Agreement, and prior to the Expiration Date, by written notice to Alphabet and ZFT, and shall terminate at 5:00 P.M., Chicago time, on the Expiration Date, after which time exercise of the Option shall be ineffective. Subject to the foregoing, the closing of a purchase of the Interests upon exercise of the Option (the "Closing") shall take place at 10:00 a.m., Chicago time, at the offices of CHI, on the first business day which is 30 days following notice to Alphabet and ZFT of an exercise of the Option, or at such other time and place, or on such other date, as the parties may agree. Handy shall pay for the Interests being purchased at the Closing by wire transfer of immediately available funds to such account or accounts as shall be designated by Alphabet and/or ZFT.

        (g) Handy, Alphabet and ZFT agree and acknowledge that Alphabet and ZFT collectively hold 96.224% of the total membership interests in CHI and that accordingly the Interests represent 4.811% of the total membership interests in CHI.

        (h) In the event Handy shall fail to make a capital contribution to CHI in the amount of $381,800, in addition to the initial capital contribution of Handy to CHI in the amount of $356,500, on or before the Additional Capital Contribution Date, as defined in the Limited Liability Company Agreement, dated as of March 6, 1997, among Alphabet, ZFT and Handy for CHI, and without limitation of any other remedy that Alphabet or ZFT might



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have on account of such failure, the Option shall terminate and thereafter shall not be exercisable in whole or in part.

     2. Representations and Warranties of Alphabet and ZFT. Alphabet and ZFT hereby represent to Handy as follows:

        (a) Alphabet and ZFT are validly existing general partnerships under the laws of the State of Illinois.

        (b) Alphabet and ZFT have full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized by all necessary action on the part of Alphabet and ZFT and has been duly executed and delivered by Alphabet and ZFT. This Agreement is the legal, valid and binding obligation of Alphabet and ZFT, enforceable against Alphabet and ZFT in accordance with its terms.

     3. Representations and Warranties of Handy. Handy hereby represents to Alphabet and ZFT as follows:

        (a) Handy is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended.

        (b) Handy has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly authorized by all necessary action on the part of Handy and has been duly executed and delivered by Handy. This Agreement is the legal, valid and binding obligation of Handy, enforceable against Handy in accordance with its terms.

     4. Miscellaneous.

        (a) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        (b) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses:

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     (i)  if to Handy, to

          Mr. F. Philip Handy
          222 West Comstock
          Winter Park, Florida  32789
          (for personal delivery)

                - or -

          Mr. F. Philip Handy
          P.O. Box 2146
          Winter Park, Florida  32789
          (for mail)

     (ii) if to Alphabet and/or ZFT, to

          ZFT Partnership
          Two North Riverside Plaza, Suite 600
          Chicago, Illinois  60606
          Attention:  Sheli Z. Rosenberg

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     (c) This Agreement shall be governed by and construed in accordance with the substantive law of the State of Illinois, without giving effect to the principles of conflict of laws thereof.

     (d) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. A facsimile copy of a signature of a party to this Agreement shall be fully effective as if an original signature.

     (e) Neither this Agreement, nor any of the parties' rights, interests or obligations hereunder, shall be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        /s/ F. Philip Handy
                                        -------------------------
                                        F. PHILIP HANDY


                                        ALPHABET PARTNERS


                                        By:  /s/ Sheli Z. Rosenberg
                                           -------------------------
                                           Name:  Sheli Z. Rosenberg
                                           Title:  Trustee


                                        ZFT PARTNERSHIP


                                        By:  /s/ Sheli Z. Rosenberg
                                           -------------------------
                                           Name:  Sheli Z. Rosenberg
                                           Title:  Trustee

1145380


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